Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 22, 2012 (March 8, 2013 as to the retrospective application of FASB ASU No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income (“FASB ASU 2011-05”), disclosed in Note 2 and additional disclosures of net revenues by product category in Note 3) relating to the consolidated financial statements and financial statement schedule of Coty Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB ASU 2011-05) appearing in the Registration Statement on Form S-1 (File No. 333-182420) of Coty Inc. as filed with the Securities and Exchange Commission on May 28, 2013.

/s/ Deloitte & Touche LLP
New York, New York
June 12, 2013

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